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                                                  OMB Number:          3235-0104
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
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1.   Name and Address of Reporting Person

  Stitching Pensioenfonds ABP
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   (Last)                       (First)                   (Middle)

                   Oude Lindestraat 70, Postbus 2889
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                                    (Street)

                    6401 DL Heerlen, The Netherlands
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

                                12/23/02
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3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

                TIN 98-0140331
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4.   Issuer Name and Ticker or Trading Symbol

                          Camden Property Trust (CPT)
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |X|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable line)

     |X|  Form filed by One Reporting Person

     |_|  Form filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                      2. Amount of Securities    3. Ownership Form:
1. Title of Security                     Beneficially Owned         Direct (D) or      4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 Indirect (I)          (Instr. 5)
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Common Stock, par value $0.01 per share    4,222,300                      D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      5(b)(v).

FORM 3 (continued)      Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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Explanation of Responses:



/s/ R. H. Maatman                                           February 3, 2003
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**Signature of Reporting Person                               Date


/s/ J. C. van Roekel                                       February 3, 2003
---------------------------------------------            -----------------------
**Signature of Reporting Person                               Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not requred to respond unless the form displays a currently valid OMB Number.